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                                                                   Exhibit 10.1
                MEC
-------------------------------           MEC GRUNDSTUCKSENTWICKLUNGS GMBH
MAGNA ENTERTAINMENT CORPORATION
                                          Magna-Strasse 1
                                          2522 Oberwaltersdorf, Austria

                                          Tel.: +43/2253/600-0
                                          Fax:  +43/2253/600-595
                                          www.magnaentertainment.com

                                          Rechtsform der Gesellschaft:
                                          Gesellschaft mit beschrankter Haftung

                                          Sitz der Gesellschaft:
                                          Oberwaltersdorf

                                          Firmenbuchnummer:
                                          FN 135317x

                                          Firmenbuchgericht:
                                          Landesgericht Wiener Neustadt

                                          UID-Mr.: ATU 44530806

   Osterreichische Lotterien
   Gesellschaft m.b.H.
   zH der Geschaftsfuhrer
   Herrn Dr. Emil Mezgolits
   Herrn DI Friedrich Stickler
   Rennweg 44
   A-1030 Wien

                                            Oberwaltersdorf, January 24, 2003/sb



RE: OFFER FOR TAKING A LOAN

Dear Gentlemen:

We herewith submit the offer (hereinafter referred to as the "Offer") by MEC Grundstucksentwicklungs GmbH (hereinafter referred to as "MGE" or a "Party") to take a loan (hereinafter referred to as the "Loan") from Osterreichische Lotterien Gesellschaft m.b.H. (hereinafter referred to as "OLG" or a "Party") under the following terms and conditions:

1.  PRINCIPAL AMOUNT

1.1 The principal amount (hereinafter referred to as the "Principal Amount") which shall be advanced and/or paid by OLG to MGE's bank account No. 100 486 803 with Raiffeisen Zentralbank Osterreich AG, Am Stadtpark 9, 1030 Vienna, Austria, identification No. BLZ 31.000, Swift-Code:
    RZBAATWW, (hereinafter referred to as the "Loan

                     Bankverbindung: RZB, Kto. 100486808. BLZ 31000

                           VERTRAG.3200/MAGNA MANAGEMENT AG

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    Account") pursuant to the terms and conditions described hereunder shall be:

                            EUR 15'000'000.--
                           (Euro fifteen million)

1.2 The Principal Amount shall bear interest payable in EUR of (fixed) 4
    (four) % per annum from (and including) the date the Principal Amount was advanced and/or paid by OLG to MGE. Interest is to be computed on an actual/360 day basis and paid without any further notice etc. (i.e. "Mahnung") by MGE to OLG at the last working-day of each calendar-year quarter to the bank account as specified by OLG.

2.  PLEDGE AND GUARANTEE

2.1 MGE is the current registered owner of the real estate as described in ANNEX 2.1 (hereinafter referred to as the "Real Estate").


2.2 In order to secure all debts arising from the Loan, MGE offers to pledge to OLG the Real Estate pursuant to the conditions set out hereunder (hereinafter referred to as the "Pledge"). MGE shall upon request of OLG draw up a mortgage-deed in the German language which is suitable for the registration of such mortgage with the Austrian land register (ANNEX 2.2), provided, however, that OLG shall not make such request unless MGE is in default pursuant to article 2.4 below.


2.3 The Pledge shall secure the repayment of the Loan including, without limitation, the payment of interest and other amounts which accrue and become due in respect of the Loan.


2.4 If MGE fails to fulfill its obligations under the Loan upon being due and also fails to do so within 30 days after written notice by OLG, OLG shall have the right to realize the Pledge.


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2.5 In the event of the Loan having been fully repaid and all conditions of the Loan having been met, the Pledge shall terminate.

2.6 Further to the Pledge, the Loan shall be secured by a Guarantee issued by Magna Entertainment Corp. in accordance with ANNEX 2.6.

3.  CONVERSION OF THE LOAN ("WANDLUNGSRECHT")

3.1 Magna Entertainment Corp. intends to establish a company for sports betting and entertainment in the grand stand building of the race track in Ebreichsdorf (hereinafter referred to as the "Betting Company").

    In view and/or consideration of OLG's right pursuant to article 3.2 et seq. below, MEC will conduct its business with and in the Betting Company in accordance with the so-called "arm's length principle".

3.2 During the term of the Loan according to article 5 below , OLG shall have the option, but not the obligation, to convert the Principle Amount plus interest accrued and not yet paid as described above in article 1 above into an equity participation in the Betting Company on the basis of a valuation taking into account (only) the net book value (i.e. total assets minus total liabilities) of the Betting Company.

3.3 If MGE and OLG cannot reach an agreement on the number of shares to be issued, an international auditing firm which is independent from the Parties shall determine the number of shares to be issued as an arbitrator. If MGE and OLG can not agree on the appointment of an arbitrator, the arbitrator shall be appointed by the president of the Austrian Chamber of Auditors.



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4.  TERMINATION

4.1 OLG shall have the right to terminate the Loan immediately if:

    - MGE does not pay interest on the Principal Amount as described in article 1 above: or

    - the Heads of Agreement (i.e. "Punktation") to be concluded by Magna Entertainment Corp. and OLG for the establishment and operation of Video-Lottery-Terminals ("VLTs") in the grand stand building of the race track in Ebreichsdorf shall not become legally effective and/or the VLTs not go into operation on or before July 31, 2005 because of reasons not caused by OLG, or the Heads of Agreement shall (after having become legally effective) be terminated.

4.2 MGE shall have the right to terminate the Loan at the end of each calendar-month upon prior notice to be given to OLG at least ten working-days in advance, without incurring any prepayment penalties.

4.3 Upon termination of the Loan as described above in article 4.1 and article 4.2, MGE shall pay back immediately to OLG the Principle Amount in cash plus interest accrued and not yet paid as described in article 1 above.

5.  ENTERING INTO FORCE, PERIOD OF ACCEPTANCE AND TERM

5.1 The Loan shall enter into force and become valid and enforceable upon acceptance by OLG of the Offer.

    During the Acceptance-Period as described hereunder, OLG shall be able to accept the Offer any time by transferring the Principal Amount to the Loan Account.


5.2 MGE expects OLG to accept the Offer considerably prior to 31 March 2003. The Offer


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    shall, however, remain valid until 31 March 2003, end of banking day, Vienna time (i.e. the "Acceptance-Period"). Upon acceptance of the Offer, there shall be no condition precedent to be fulfilled, in particular all corporate approvals shall be obtained by OLG prior to the acceptance of the Offer.

5.3 The Loan shall automatically terminate 48 months after the date of acceptance of the Offer. Upon termination, the provision of above article
    4.3 shall apply mutatis mutandis. OLG's and MGE's right to terminate the Loan pursuant to above article 4.1 respectively article 4.2 are reserved.

6.  MISCELLANEOUS

6.1 The Loan shall be governed by and construed in accordance with the laws of Austria.

6.2. a) Any controversy between the Parties arising out of or relating to the Loan shall be exclusively and finally settled by arbitration in Vienna, Austria, in accordance with the "Rules of Arbitration and Conciliation of the International Arbitral Center of the Federal Economic Chamber, Vienna", hereinafter referred to as the "Vienna Rules".

6.2. b) Each party shall be entitled to appoint one arbitrator and the two arbitrators so appointed shall appoint a third arbitrator (hereinafter referred to as "the Arbitration Board"). This third arbitrator shall be the Chairman of the Arbitration Board (hereinafter referred to as "the Chairman"). The Chairman shall have:

     (i)  the qualification of an Austrian attorney at law;

     (ii) professional experience in commercial matters; and

     (iii)good knowledge of the English language.


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        The Parties mutually agree that any decision by the Arbitration Board shall not be contestable (i.e., "anfechtbar") based (solely) on the reason and/or reasons that one or more arbitrator lacks the qualification of above article 6.2.(b).(ii) and (iii).

6.2. c) The proceedings of the arbitration shall be conducted and any award shall be rendered in the German language.

6.2. d) The procedure to establish the Arbitration Board shall be initiated by the Party seeking a judgment. Said Party shall notify the other Party of its claims together with a brief statement of the facts alleged and the name and address of the arbitrator to be appointed. The other Party shall appoint his arbitrator within 30 days after the receipt of the aforementioned notice. If the other Party fails to appoint his arbitrator (I.E., the "second arbitrator") or if the two arbitrators fail to appoint the third arbitrator (I.E., the "Chairman"), the second arbitrator respectively the Chairman shall be appinted by the presidium ("Prasidium") in accordance with the Vienna Rules.

6.3 a) PUBLIC ANNOUNCEMENTS
       Except as required by mandatory law including the applicable stock exchange rules, no public announcements or press releases concerning the Offer and the Loan shall be made without the prior written consent of the other Party.

6.3 b) COOPERATION
       The Parties agree to cooperate with each other to facilitate the consummation and implementation of the transactions contemplated by the Offer and the Loan in the most expeditious manner and to execute such further and other documents, certificates, deeds or other instruments as may be reasonably required or requested, if any.


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6.3. c) ASSIGNMENT AND DELEGATION

        Neither Party shall assign its rights or part of its rights under the Loan to an "outside" third party. Either Party, however, shall be free to assign its rights or part of its rights under the Loan to one or more of its affiliated companies within the meaning of section 228
        (3) HGB.

        Neither Party shall appoint an "outside" third party to perform its duties or part of its duties under the Loan. Either Party, however, shall be free to appoint one or more of its affiliated companies within the meaning of section 228 (3) HGB to perform all or part of its duties under the Loan.

6.3. d) EXPENSES

        Each Party shall pay its own expenses incident to the negotiation, preparation and execution of the Loan and the consummation of the transactions contemplated by the Loan, including all fees and disbursements of their respective counsel.

6.3. e) ALLOCATION OF TAXES

        Stamp duties (i.e. "Rechtsgeschaftsgebuhren"), if any, and other fees, if any, payable in connection with the Offer and the Loan including the Pledge and the drawing up of a mortgage-deed shall be paid by MGE, unless such stamp duties are only payable because of reasons only caused by OLG.

6.3. f) VALIDITY

        Provisions which are or become deemed invalid shall be replaced with valid provisions which, in their commercial and legal effect, approximate so closely to those for which they will be substituted that it may reasonably be assumed that the Parties hereto would have entered into the Loan with such substituted provisions. In the event, that such approximations cannot be found and the invalid provisions


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        cannot be replaced, the invalidity of any such provisions shall not affect the validity of the Loan as a whole, unless the invalid and irreplaceable provisions are of such central and essential importance to the Loan that it can reasonably be assumed that the Parties hereto would not have entered into the Loan without such invalid provisions.



6.3. g) NOTICES

        All notices and other communications to be given under or by reason of the Offer and the Loan shall be addressed as follows:

        (a)  if to OLG:                     Osterreichische Lotterien
                                            Gesellschaft m.b.H.
                                            attn.: Management Board
                                            Rennweg 44
                                            1038 Vienna, Autria

        (b)  if to MGE:                     MEC Grundstucksentwicklungs GmbH
                                            attn.: Management Board
                                            Magna Strasse 1
                                            2522 Oberwaltersdorf, Austria

We are looking forward to your acceptance of the Offer as described above in article 3.


Place and Date:                             Place and Date:


/s/ Peter Koob                              /s/ Wolfgang Breitfuss
___________________________________         __________________________________

Dkfm Peter Koob                             Ing Wolfgang Breitfuss
Managing Director of                        Managing Director of
MEC Grundstucksentwicklungs GmbH            MEC Grundstucksentwicklungs GmbH


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